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------                       UNITED STATES SECURITIES AND EXCHANGE COMMISSION                         ------------------------------
FORM 4                                   WASHINGTON, D.C. 20549                                                OMB APPROVAL
------                                                                                                ------------------------------
                               STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP                           OMB Number: 3235-0287
[ ] Check this box if no                                                                              Expires: December 31, 2001
    longer subject to         Filed pursuant to Section 16(a) of the Securities                       Estimated average burden
    Section 16. Form 4            Exchange Act of 1934, Section 17(a) of the                          hours per response.........0.5
    or Form 5 obligations         Public Utility Holding Company Act of 1935                          ------------------------------
    may continue. See              or Section 30(f) of the Investment Company
    Instruction 1(b).                           Act of 1940

(Print of Type Responses)
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
 1. Name and Address of Reporting Person*      2. Issuer Name and Ticker or Trading Symbol   6. Relationship of Reporting Person(s)
    KEYS          DONALD                          Hispanic Express, Inc. (HXPR)                 to Issuer (Check all applicable)
--------------------------------------------   ----------------------------------------------       Director          10% Owner
    (Last)        (First)         (Middle)     3. IRS or Identification   4. Statement for      ----              ---
    5480 East Ferguson Drive                      Number of Reporting        Month/Year          X  Officer           Other (specify
--------------------------------------------      Person, if an entity       February, 2001     ---- (give         --- below)
                  (Street)                        (Voluntary)             -------------------        title
    Commerce,       CA              90022                                 5. If Amendment,           below)
--------------------------------------------                                 Date of Original
    (City)        (State)           (Zip)                                    (Month/Year)         Vice President of Credit
                                                                                                       and Collections
                                                                                                ----------------------------------
                                                                          -------------------
                                                                                             7. Individual or Joint/Group Filing
                                                                                                (Check Applicable Line)
                                                                                                 X    Form filed by One
                                                                                                ----  Reporting Person
                                                                                                      Form filed by More than
                                                                                                ----  One Reporting Person
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                         TABLE I -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
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 1. Title of Security           2. Trans-   3. Trans-    4. Securities Acquired (A)  5. Amount of        6. Ownership  7. Nature of
    (Instr. 3)                     action      action       or Disposed of (D)          Securities          Form:         Indirect
                                   Date        Code         (Instr. 3, 4 and 5)         Beneficially        Direct        Beneficial
                                               (Instr. 8)                               Owned at            (D) or        Ownership
                                  (Month/                                               End of Month        Indirect      (Instr. 4)
                                   Day/   ---------------------------------------       (Instr. 3 and 4)    (I)
                                   Year)  Code    V      Amount   (A) or    Price                           (Instr. 4)
                                                                  (D)
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.                   (Over)
*If the form is filed by more than one reporting person, see Instruction 4(b)(v).                                    SEC 1474 (3-99)

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FORM 4 (CONTINUED)        TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                  (e.g., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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1. Title of Derivative    2. Conver-   3. Trans-  4. Trans-      5. Number of     6. Date Exer-   7. Title and Amount
   Security                  sion or      action     action         Derivative       cisable and     of Underlying
   (Instr. 3)                Exercise     Date       Code           Securities       Expiration      Securities
                             Price of                (Instr. 8)     Acquired (A)     Date            (Instr. 3 and 4)
                             Deriv-       (Month/                   or Disposed      (Month/Day/
                             ative        Day/                      of (D)           Year)
                             Security     Year)                     (Instr. 3,
                                                                    4, and 5)   ---------------------------------------
                                                                                Date      Expira-            Amount or
                                                   --------------------------   Exer-     tion     Title     Number of
                                                   Code  V     (A)     (D)      cisable   Date               Shares
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Stock Option                 $1.53 per  2/28/01     A          25,000           2/28/01   2/28/11  Common     25,000
(right to buy)               share                             (1)              (1)                Stock
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
8. Price     9. Number of           10. Ownership               11. Nature of
   of           Derivative              Form of                     Indirect
   Deriv-       Securities              Derivative                  Beneficial
   ative        Beneficially            Security;                   Ownership
   Secur-       Owned at End            Direct (D)                  (Instr. 4)
   ity          of Month                or Indirect (I)
   (Instr. 5)   (Instr. 4)              (Instr. 4)

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                25,000                  D
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Explanation of Responses:

(1) Of the 25,000 options granted, 10,000 options were vested and immediately exercisable as of 2/28/01. The remaining 15,000 options will vest in equal installments over a five-year period.


**Intentional misstatements or omissions of facts constitute Federal
  Criminal Violations

See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a)

Note: File three copies of this Form, one of which must be manually signed.
      If space is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

                                 /s/ DONALD KEYES                  March 8, 2001
                                 -------------------------------   -------------
                                 **Signature of Reporting Person        Date

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